Exhibit 10.2

ENVIRONMENTAL POWER CORPORATION

Nonstatutory Stock Option Agreement

Granted under the 2005 Equity Incentive Plan

1. Grant of Option.

This agreement evidences the grant by Environmental Power Corporation, a Delaware corporation (the “Company”), on July 17, 2006 (the “Grant Date”), to Richard E. Kessel, an employee of the Company (the “Participant”), of an option under the Company’s 2005 Equity Incentive Plan (the “Plan”) to purchase, in whole or in part, on the terms provided herein and in the Plan, a total of 250,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company at the exercise price per Share set forth in Section 3(a) of this Agreement. Unless earlier terminated, the option represented by this agreement shall expire at 5:00 p.m., Eastern time, on July 16, 2016 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

(a) Subject to the terms of this Agreement, this option will become exercisable (“vest”) as follows:

Vesting Dates (months after Grant Date)	Amount Vested per Period/ Cumulative Amount Vested
6 Months	100,000/100,000
18 Months	100,000/200,000
24 Months	50,000/250,000

(b) Notwithstanding the foregoing, this option shall vest in full upon the occurrence of a Change in Control (as defined in the Employment Agreement, dated July 12, 2006, between the Company and the Participant (the “Employment Agreement”)).

(c) In the event that the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (as each such term is defined in the Employment Agreement), this option shall vest as to that number of Shares as would have vested solely by the passage of time within the 12-month period following such termination had the Participant remained employed by the Company.

(d) The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

3. Exercise Price and Exercise of Option.

(a) Exercise Price. The exercise price for the Shares shall $6.30 per share.

(b) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office located at One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801, accompanied by this agreement, and payment in full in one or more of the following manners:

(1) in cash or by check, payable to the order of the Company;

(2) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding, provided that the Company shall be under no obligation to deliver any Shares to the Participant or such broker until the Company has received payment in full therefor;

(3) by delivery of shares of Common Stock owned by the Participant valued at their fair market value on the date of exercise as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery; and

(4) by a combination of the above permitted forms of payment.

The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than one thousand whole shares.

(c) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the date of this Agreement, an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(d) Termination of Relationship with the Company. Except as otherwise set forth in paragraphs (e) and (f), below, if the Participant ceases to be an Eligible Participant for any reason, then the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the applicable expiration date of this option, is terminated by the Company for “Cause” (as defined in the Employment Agreement), the right to exercise this option shall terminate immediately upon such termination.

(e) Termination by the Company without Cause or by the Participant for Good Reason. In the event that the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, this option shall be exercisable to the extent set forth in Section 2 until the Final Exercise Date.

(f) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he is an Eligible Participant and the Company has not terminated such relationship for Cause as defined in the Employment Agreement, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

4. Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6. Miscellaneous.

(a) Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

(b) Compliance With Securities Laws. This option shall not be exercisable if such exercise would involve a violation of any applicable Federal or state securities law.

(c) No Right To Employment or Other Status. The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under this Agreement, except as expressly provided herein.

(d) No Rights As Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares to be distributed upon exercise of this option until becoming the record holder of such Shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of Shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then, if the Participant exercises this option between the record date and the distribution date for such stock dividend, the Participant shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(e) Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of the Participant and the Company.

(f) Governing Law. The provisions of the Plan and the award made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(g) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement. This Agreement may be executed by facsimile signatures.

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IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neil
Name:	John F. O’Neil
Title:	Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby acknowledges receipt of a copy of the Plan, accepts the foregoing option and agrees to the terms and conditions thereof.

PARTICIPANT:

/s/ Richard E. Kessel
Richard E. Kessel

Address:	100 Springhurst Road, Bedford Hills, NY 10507